------------------------                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ----------------------------
         FORM 4                                      WASHINGTON, D.C. 20549                                     OMB APPROVAL
------------------------                                                                                ----------------------------
/ /                                                                                                     OMB Number:        3235-0287
   Check this box if no                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:        May 31, 1994
   longer subject to                                                                                    Estimated average burden
   Section 16. Form 4                                                                                   hours per response. . . .0.5
   or Form 5 obligations     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   may continue. See             Section 17(a) of the Public Utility Holding Company Act of 1935
   Instruction 1(b).                 or Section 30(f) of the Investment Company Act of 1940             ----------------------------

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
1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol                  6. Relationship of Reporting
                                                                                                          Person to Issuer
                                                                                                            (Check all applicable)
Jacobsen,         James            C.         Kellwood Company           KWD                              ___Director   ___10% Owner
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      (Last)      (First)      (Middle)   3. IRS or Social Security   4. Statement for                    _X_Officer    ___Other
                                             Number of Reporting                                             (give         (specify
                                             Person (Voluntary)          Month/Year                           title         below)
600 Kellwood Parkway                                                      July 2002                           below)
------------------------------------------                            ---------------------------------
                  (Street)                                            5. If Amendment,                           Vice Chairman
                                                                         Date of Original                        -------------
                                                                         (Month/Year)
Chesterfield         MO          63017
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      (City)      (State)       (Zip)

                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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
1. Title of Security           2. Trans-   3. Trans-      4. Securities Acquired (A)   5. Amount of     6. Owner-      7. Nature
   (Instr. 3)                     action      action         or Disposed of (D)           Securities       ship           of In-
                                  Date        Code           (Instr. 3, 4 and 5)          Beneficially     Form:          direct
                                              (Instr. 8)                                  Owned at end     Direct         Bene-
                                  (Month/  --------------------------------------------   of Issuer's      (D) or         ficial
                                   Day/                                (A) or             Fiscal Year      Indirect       Owner-
                                   Year)      Code    V      Amount    (D)       Price    (Instr. 3        (I)            ship
                                                                                          and 4)           (Instr. 4)     (Instr. 4)
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Common Stock                       7/11/02      S             200         D      $29.85
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Common Stock                       7/11/02      S             800         D      $29.80     43,352            D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (8-92)



FORM 4 (continued)         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conver-  3. Trans- 4. Trans-     5. Number of    6. Date Exercis-   7. Title and Amount of
   (Instr. 3)                         sion or     action    action        Derivative      able and Expi-     Underlying Securities
                                      Exer-       Date      Code          Securities      ration Date        (Instr. 3 and 4)
                                      cise       (Month/    (Instr. 8)    Acquired (A)    (Month/Day/
                                      Price of    Day/                    or Disposed      Year)
                                      Deriva-     Year)                   of (D)
                                      tive Se-                            (Instr. 3,
                                      curity                              4, and 5)
                                                                                          ------------------------------------------
                                                                                          Date    Expira-       Title     Amount of
                                                         -------------------------------- Exer-   tion                    Number of
                                                          Code     V       (A)      (D)   cisable Date                    Shares
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
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1. Title of Derivative Security     8. Price of    9. Number of     10. Ownership   11. Nature of
   (Instr. 3)                          Derivative     Derivative        Form of         Indirect
                                       Security       Securities        Derivative      Beneficial
                                       (Instr. 5)     Beneficially      Security;       Ownership
                                                      Owned at End      Direct (D)      (Instr. 4)
                                                      of Month          or Indi-
                                                      (Instr. 4)        rect (I)
                                                                        (Instr. 4)
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
EXPLANATION OF RESPONSES:




                                                                                  /s/ James C. Jacobsen                6-Aug-02
                                                                            ------------------------------------    ----------------
                                                                              ** Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-92)